Exhibit 99.1

Intel Fourth-Quarter Revenue $10.2 Billion; EPS 40 Cents; Record Quarterly and Annual Revenue and Operating Income; Record Quarterly Unit Shipments of Mobile, Desktop and Server Microprocessors

     SANTA CLARA, Calif.--(BUSINESS WIRE)--Jan. 17, 2006--Intel Corporation today announced fourth-quarter revenue of $10.2 billion, operating income of $3.3 billion, net income of $2.5 billion and earnings per share (EPS) of 40 cents. Revenue was below the company's updated expectation of $10.4 billion to $10.6 billion primarily due to lower than expected desktop processor unit shipments and prices.
     "2005 was our third consecutive year of double-digit revenue and earnings growth, leading to the best operating results in the company's history," said Intel President and CEO Paul Otellini. "Although we fell below our expectations for the fourth quarter, we enter 2006 with exciting new products like the Intel(R) Core(TM) Duo and Viiv(TM). Our industry-leading 65nm process technology is ramping dual-core processors into high volume with an expected crossover in performance segments by mid-year. We expect 2006 will be another year of growth for Intel as we ramp platforms for notebooks, the digital home, the digital office and emerging markets."


                    Q4 2005            vs. Q3 2005     vs. Q4 2004
------------------- ------------------ --------------- ---------------
Revenue             $10.2 billion      +2%             +6%
Operating Income    $3.3 billion       +7%             +14%
Net Income          $2.5 billion       +23%            +16%
EPS                 40 cents           +25%            +21%
------------------- ------------------ --------------- ---------------
Note: Results for the third quarter of 2005 included a tax item and legal settlement that together lowered EPS by 6 cents.


     For 2005, Intel achieved record revenue of $38.8 billion, record operating income of $12.1 billion, net income of $8.7 billion and EPS of $1.40. Intel paid record cash dividends of nearly $2 billion and used a record $10.6 billion to repurchase 418.4 million shares of common stock.


                    2005               2004            Change
------------------- ------------------ --------------- ---------------
Revenue             $38.8 billion      $34.2 billion   + 13.5%
Operating Income    $12.1 billion      $10.1 billion   + 19%
Net Income          $8.7 billion       $7.5 billion    + 15%
EPS                 $1.40              $1.16           + 21%


     Financial Review

     Fourth-quarter gross margin was 61.8 percent, slightly below the company's updated expectation of 63 percent, plus or minus a point, primarily due to lower than expected revenue, a slight shift in the overall product mix to non-microprocessor products, and some inventory valuation adjustments to reflect lower unit costs. The effective tax rate of 29.1 percent was below the expected rate of 31 percent primarily due to tax benefits for export sales and estimated R&D tax credits.

     Sales Patterns

     Revenue in the company's Asia Pacific region was essentially flat sequentially while revenue in the Americas region was sequentially lower. These results primarily reflect lower than expected demand for our desktop products among certain OEM customers.


                    Q4 2005            vs. Q3 2005     vs. Q4 2004
------------------- ------------------ --------------- ---------------
Asia-Pacific        $5.1 billion       Flat            +16%
Americas            $1.8 billion       -3.5%           -10%
Europe              $2.3 billion       +14%            Flat
Japan               $945 million       +2%             +11%


     Key Product Trends (Sequential)

     -- Total microprocessor units were higher, setting a new record. The average selling price (ASP) was slightly lower.

     --   Chipset units set a record.

     --   Motherboard units were higher.

     --   Flash units set a record. The ASP was higher.

     -- Application processor units for products such as cellular phones and PDAs were lower.

     Recent Highlights

     -- Intel's board of directors approved a 25 percent increase in the quarterly cash dividend to 10 cents per share beginning with a dividend expected to be declared in the first quarter of 2006 and authorized the repurchase of up to $25 billion in shares of common stock under the company's ongoing stock repurchase program.

     -- Intel launched a new generation of consumer PC platforms under the Intel(R) Viiv(TM) name that will help make it easier to download, manage and view digital entertainment and information on PCs, TVs and handheld devices. Plans to bring premium digital media to Intel Viiv technology-based PCs and devices were announced by companies including AOL, ClickStar, DirecTV, ESPN, Google, MTV, NBC and Turner Broadcasting.

     -- Intel launched its next-generation Intel(R) Centrino(R) Duo mobile technology platform that includes a power-efficient dual-core processor called the Intel Core Duo processor that is also being used by Apple Computer in its first Intel-based desktop and notebook systems.

     -- Intel and Micron Technology formed IM Flash Technologies, a company that will produce NAND flash memory for storing digital data in devices such as iPod(a) music players.

     -- The company announced plans for Fab 28 in Israel, a 45nm, 300mm wafer factory scheduled for operations in 2008.

     Business Outlook and Risk Factors Regarding Forward-Looking Statements

     The following expectations do not include the potential impact of any mergers, acquisitions, divestitures or other business combinations that may be completed after Jan. 16. Intel is adding additional items to its full-year Business Outlook and is discontinuing the practice of making scheduled mid-quarter Business Updates.

     2006 Outlook

     -- Revenue: Expected to be 6 percent to 9 percent higher than $38.8 billion in 2005.

     -- Gross margin: 57 percent, plus or minus a few points (58 percent, plus or minus a few points, excluding share-based compensation effects of approximately 1 percent).

     -- R&D: Approximately $6.5 billion (approximately $6 billion excluding share-based compensation effects of approximately $500 million).

     -- MG&A: Approximately $6.6 billion (approximately $6 billion excluding share-based compensation effects of approximately $600 million).

     --   Capital spending: $6.9 billion, plus or minus $200 million.

     --   Tax rate: Approximately 32 percent.

     --   Depreciation: $4.7 billion, plus or minus $100 million.

     --   Amortization of acquisition-related intangibles and costs:
          Approximately $40 million.

     Q1 2006 Outlook

     --   Revenue: Expected to be between $9.1 billion and $9.7 billion.

     -- Gross margin: 59 percent, plus or minus a couple of points (60 percent, plus or minus a couple of points, excluding share-based compensation effects of approximately 1 percent).

     -- Expenses (R&D plus MG&A): Approximately $3.3 billion (approximately $3 billion excluding share-based compensation effects of approximately $300 million).

     -- Gains from equity investments and interest and other: Approximately $140 million.

     --   Tax rate: Approximately 32 percent.

     --   Depreciation: $1.1 billion, plus or minus $100 million.

     --   Amortization of acquisition-related intangibles and costs:
          Approximately $20 million.

     The above statements and any others in this document that refer to plans and expectations for the first quarter, the year and the future involve a number of risks and uncertainties. Many factors could cause Intel's actual results to differ materially from current expectations, including the following:

     -- Intel operates in intensely competitive industries that are characterized by a high percentage of costs that are fixed or difficult to reduce in the short term, and by product demand that is highly variable. Revenue and the gross margin percentage are affected by the demand for and market acceptance of Intel's products; the availability of sufficient inventory of Intel products and related components from other suppliers to meet demand; pricing pressures; actions taken by Intel's competitors; and Intel's ability to respond quickly to technological developments and to incorporate new features into its products. Factors that could cause demand to be different from Intel's expectations include changes in customer order patterns, including order cancellations; changes in the level of inventory at customers; and changes in business and economic conditions.

     -- The gross margin percentage could vary from expectations based on changes in revenue levels; product mix and pricing; variations in inventory valuation, including variations related to the timing of qualifying products for sale; excess or obsolete inventory; manufacturing yields; changes in unit costs; capacity utilization; impairments of long-lived assets, including manufacturing, assembly/test and intangible assets; and the timing and execution of the manufacturing ramp and associated costs, including start-up costs.

     -- Dividend declarations and the dividend rate are at the discretion of Intel's board of directors, and plans for future dividends may be revised by the board. Intel's dividend and stock buyback programs could be affected by changes in its capital spending programs, changes in its cash flows and changes in tax laws, as well as by the level and timing of acquisition and investment activity.

     -- Expenses, particularly certain marketing and compensation expenses, vary depending on the level of demand for Intel's products and the level of revenue and profits.

     -- The tax rate expectation is based on current tax law and current expected income and assumes Intel continues to receive tax benefits for export sales. The tax rate may be affected by the closing of acquisitions or divestitures; the jurisdictions in which profits are determined to be earned and taxed; changes in the estimates of credits, benefits and deductions; the resolution of issues arising from tax audits with various tax authorities; and the ability to realize deferred tax assets.

     -- Gains or losses from equity securities and interest and other could vary from expectations depending on equity market levels and volatility; gains or losses realized on the sale or exchange of securities; impairment charges related to marketable, non-marketable and other investments; interest rates; cash balances; and changes in fair value of derivative instruments.

     -- Intel's results could be impacted by unexpected economic, social and political conditions in the countries in which Intel, its customers or its suppliers operate, including security risks, possible infrastructure disruptions and fluctuations in foreign currency exchange rates.

     -- Intel's results could be affected by adverse effects associated with product defects and errata (deviations from published specifications), and by litigation or regulatory matters involving intellectual property, stockholder, consumer, antitrust and other issues, such as the litigation and regulatory matters described in Intel's SEC reports.

     -- Intel's results could be affected by the amount, type, and valuation of share-based awards granted as well as the amount of awards cancelled due to employee turnover.

     A more detailed discussion of these and other factors that could affect results is contained in Intel's SEC filings, including the report on Form 10-Q for the quarter ended Oct. 1, 2005.

     Status of Business Outlook

     During the quarter, Intel's corporate representatives may reiterate the Business Outlook during private meetings with investors, investment analysts, the media and others. From the close of business on March 3 until publication of the company's first-quarter 2006 earnings release on April 19, Intel will observe a "Quiet Period" during which the Business Outlook disclosed in the company's press releases and filings with the SEC on Forms 10-K and 10-Q should be considered to be historical, speaking as of prior to the Quiet Period only and not subject to update by the company.

     Earnings Webcast

     Intel will hold a public webcast at 2:30 p.m. PST today on its Investor Relations Web site at www.intc.com, with a replay available until April 19.

     Intel, the world leader in silicon innovation, develops technologies, products and initiatives to continually advance how people work and live. Additional information about Intel is available at www.intel.com/pressroom.

     Intel, the Intel logo, Intel Core, Intel Viiv and Intel Centrino are trademarks or registered trademarks of Intel Corporation or its subsidiaries in the United States and other countries.

     (a) Other names and brands may be claimed as the property of others.


                          INTEL CORPORATION
              CONSOLIDATED SUMMARY INCOME STATEMENT DATA
               (In millions, except per share amounts)

                                      Three Months     Twelve Months
                                          Ended            Ended
                                    ---------------- -----------------

                                   Dec. 31, Dec. 25, Dec. 31, Dec. 25,
                                     2005     2004     2005     2004
                                   -------- -------- -------- --------
NET REVENUE                        $10,201   $9,598  $38,826  $34,209
Cost of sales                        3,901    4,221   15,777   14,463
                                   --------  ------- -------- --------
GROSS MARGIN                         6,300    5,377   23,049   19,746
                                   --------  ------- -------- --------

Research and development             1,362    1,214    5,145    4,778
Marketing, general and
 administrative                      1,606    1,225    5,688    4,659
Amortization of acquisition-related
 intangibles and costs                  23       38      126      179
                                   --------  ------- -------- --------
OPERATING EXPENSES                   2,991    2,477   10,959    9,616
                                   --------  ------- -------- --------
OPERATING INCOME                     3,309    2,900   12,090   10,130
Losses on equity securities, net       (25)      (3)     (45)      (2)
Interest and other, net                178      130      565      289
                                   --------  ------- -------- --------
INCOME BEFORE TAXES                  3,462    3,027   12,610   10,417
Income taxes                         1,009      904    3,946    2,901
                                   --------  ------- -------- --------
NET INCOME                         $ 2,453   $2,123  $ 8,664  $ 7,516
                                   ========  ======= ======== ========

BASIC EARNINGS PER SHARE           $  0.41   $ 0.34  $  1.42  $  1.17
                                   ========  ======= ======== ========
DILUTED EARNINGS PER SHARE         $  0.40   $ 0.33  $  1.40  $  1.16
                                   ========  ======= ======== ========

COMMON SHARES OUTSTANDING            6,008    6,294    6,106    6,400
COMMON SHARES ASSUMING DILUTION      6,081    6,352    6,178    6,494



                          INTEL CORPORATION
               CONSOLIDATED SUMMARY BALANCE SHEET DATA
                            (In millions)

                                            Dec. 31, Oct. 1,  Dec. 25,
                                              2005     2005     2004
                                            -------- -------- --------
CURRENT ASSETS
Cash and short-term investments             $11,314  $11,951  $14,061
Trading assets                                1,458    1,982    3,111
Accounts receivable                           3,914    3,748    2,999
Inventories:
  Raw materials                                 409      381      388
  Work in process                             1,662    1,434    1,418
  Finished goods                              1,055    1,000      815
                                            -------- -------- --------
                                              3,126    2,815    2,621
Deferred tax assets and other                 1,382    1,228    1,266
                                            -------- -------- --------
  Total current assets                       21,194   21,724   24,058

Property, plant and equipment, net           17,111   16,825   15,768
Marketable strategic equity securities          537      520      656
Other long-term investments                   4,135    3,047    2,563
Goodwill                                      3,873    3,814    3,719
Other assets                                  1,464    1,430    1,379
                                            -------- -------- --------

  TOTAL ASSETS                              $48,314  $47,360  $48,143
                                            ======== ======== ========

CURRENT LIABILITIES
Short-term debt                             $   313  $   252  $   201
Accounts payable and accrued liabilities      6,453    6,654    6,050
Deferred income on shipments to
  distributors                                  632      692      592
Income taxes payable                          2,008    1,901    1,163
                                            -------- -------- --------
  Total current liabilities                   9,406    9,499    8,006

LONG-TERM DEBT                                2,106      432      703
DEFERRED TAX LIABILITIES                        620      753      855

STOCKHOLDERS' EQUITY                         36,182   36,676   38,579
                                            -------- -------- --------

  TOTAL LIABILITIES AND
    STOCKHOLDERS' EQUITY                    $48,314  $47,360  $48,143
                                            ======== ======== ========


                          INTEL CORPORATION
             SUPPLEMENTAL FINANCIAL AND OTHER INFORMATION
                            (In millions)

                                            Q4 2005  Q3 2005  Q4 2004
                                            -------- -------- --------
GEOGRAPHIC REVENUE:
  Asia-Pacific                               $5,132   $5,124   $4,421
                                                 50%      52%      46%
  Americas                                   $1,836   $1,903   $2,047
                                                 18%      19%      21%
  Europe                                     $2,288   $2,007   $2,277
                                                 23%      20%      24%
  Japan                                        $945     $926     $853
                                                  9%       9%       9%

CASH INVESTMENTS:
Cash and short-term investments             $11,314  $11,951  $14,061
Trading assets - fixed income (1)             1,095    1,632    2,772
                                            -------- -------- --------
Total cash investments                      $12,409  $13,583  $16,833

INTEL CAPITAL PORTFOLIO:
Marketable strategic equity securities         $537     $520     $656
Other strategic investments                     595      553      513
                                            -------- -------- --------
Total Intel Capital portfolio                $1,132   $1,073   $1,169

TRADING ASSETS:
Trading assets - equity securities
  offsetting deferred compensation (2)         $363     $350     $339
Total trading assets - sum of 1+2            $1,458   $1,982   $3,111

SELECTED CASH FLOW INFORMATION:
Depreciation                                 $1,050   $1,055   $1,144
Amortization of acquisition-related
  intangibles & costs                           $23      $29      $38
Capital spending                            ($1,359) ($1,282) ($1,031)
Stock repurchase program                    ($3,137) ($2,500) ($2,000)
Proceeds from sales of shares to
  employees, tax benefit & other               $211     $444     $168
Dividends paid                                ($482)   ($486)   ($252)
Net cash used for acquisitions                 ($88)    ($22)      $0

EARNINGS PER SHARE INFORMATION:
Average common shares outstanding             6,008    6,062    6,294
Dilutive effect of stock options                 64       82       58
Dilutive effect of convertible debt               9      N/A      N/A
Common shares assuming dilution               6,081    6,144    6,352

STOCK BUYBACK:
Shares repurchased                            118.0     93.6     89.0
Cumulative shares repurchased               2,604.9  2,486.9  2,186.5
Dollars authorized for buyback (in
 billions)                                    $25.0      N/A      N/A
Remaining dollars authorized for
  buyback (in billions)                       $21.9      N/A      N/A

OTHER INFORMATION:
Employees (in thousands)                       99.9     96.0     85.0



                          INTEL CORPORATION
         SUPPLEMENTAL OPERATING RESULTS AND OTHER INFORMATION
                           ($ in millions)


                                     Q4      Q3     Q2     Q1     Q4
OPERATING SEGMENT INFORMATION:      2005    2005   2005   2005   2004
---------------------------------- ------- ------ ------ ------ ------

Digital Enterprise Group
  Microprocessor revenue            4,929  4,936  4,603  4,944  5,256
  Chipset, motherboard
    and other revenue               1,476  1,434  1,398  1,417  1,517
  Net revenue                       6,405  6,370  6,001  6,361  6,773
  Operating income                  2,449  2,162  2,012  2,383  2,450

---------------------------------- ------- ------ ------ ------ ------
Mobility Group
  Microprocessor revenue            2,400  2,331  2,056  1,917  1,710
  Chipset and other revenue           705    639    566    517    425
  Net revenue                       3,105  2,970  2,622  2,434  2,135
  Operating income                  1,547  1,431  1,221  1,131    951

---------------------------------- ------- ------ ------ ------ ------
Flash Memory Group
  Net revenue                         600    572    528    578    643
  Operating loss                      (12)   (30)   (80)   (32)   (57)

---------------------------------- ------- ------ ------ ------ ------
All Other
  Net revenue                          91     48     80     61     47
  Operating loss                     (675)  (463)  (504)  (450)  (444)

---------------------------------- ------- ------ ------ ------ ------
Total
  Net revenue                      10,201  9,960  9,231  9,434  9,598
  Operating income                  3,309  3,100  2,649  3,032  2,900
---------------------------------- ------- ------ ------ ------ ------



                          INTEL CORPORATION
   SUPPLEMENTAL OPERATING RESULTS AND OTHER INFORMATION (CONTINUED)
                           ($ in millions)

OPERATING SEGMENT INFORMATION:                   2005    2004    2003
---------------------------------------------- ------- ------- -------

Digital Enterprise Group
  Microprocessor revenue                       19,412  19,426  17,991
  Chipset, motherboard and other revenue        5,725   5,352   5,068
  Net revenue                                  25,137  24,778  23,059
  Operating income                              9,006   8,851   8,017

---------------------------------------------- ------- ------- -------
Mobility Group
  Microprocessor revenue                        8,704   5,667   4,120
  Chipset and other revenue                     2,427   1,314     966
  Net revenue                                  11,131   6,981   5,086
  Operating income                              5,330   2,833   1,743

---------------------------------------------- ------- ------- -------
Flash Memory Group
  Net revenue                                   2,278   2,285   1,608
  Operating loss                                 (154)   (149)   (152)

---------------------------------------------- ------- ------- -------
All Other
  Net revenue                                     280     165     388
  Operating loss                               (2,092) (1,405) (2,075)

---------------------------------------------- ------- ------- -------
Total
  Net revenue                                  38,826  34,209  30,141
  Operating income                             12,090  10,130   7,533

During the first quarter of 2005, the company reorganized its operating segments to bring all major product groups in line with the company's strategy to design and deliver technology platforms. The operating segments after the first quarter reorganization included the Digital Enterprise Group, the Mobility Group, the Digital Home Group, the Digital Health Group and the Channel Platforms Group. In the fourth quarter of 2005, the company added the Flash Memory Group. The Digital Enterprise Group and the Mobility Group are reportable operating segments. The Flash Memory Group, Digital Home Group, Digital Health Group and Channel Platforms Group operating segments do not meet the quantitative thresholds for reportable segments; however, the Flash Memory Group is reported separately as management believes this information is useful to readers. The Digital Home Group, Digital Health Group and Channel Platforms Group operating segments are included within the "all other" category. All prior period amounts have been adjusted retrospectively to reflect the new organizational structure and certain minor reorganizations effected through the fourth quarter of 2005.

The Digital Enterprise Group operating segment's products include microprocessors and related chipsets and motherboards designed for the desktop (including consumer desktop) and enterprise computing market segments, communications infrastructure components such as network processors and embedded microprocessors, wired connectivity devices and products for network and server storage. The Mobility Group operating segment's products include microprocessors and related chipsets designed for the notebook computing market segment, wireless connectivity products, application and cellular processors used in cellular handsets and handheld computing devices, and cellular baseband chipsets. The Flash Memory Group operating segment's products include NOR flash memory products designed for cellular phones and embedded form factors. Revenue for the "all other" category primarily consists of microprocessors and related chipsets sold by the Digital Home Group.

The "all other" category includes certain corporate-level operating expenses, including a portion of profit-dependent bonus and other expenses not allocated to the operating segments. "All other" also includes the results of operations of seed businesses that support the company's initiatives. Finally, "all other" includes acquisition-related costs. In 2003, acquisition-related costs included a goodwill impairment charge of $611 million.